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                                                                    Exhibit 15.1




Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549



We are aware that our reports dated April 21, 1997 and July 22, 1997 on our reviews of unaudited interim financial information of Ecolab Inc. for the periods ended March 31, 1997 and 1996, and June 30, 1997 and 1996, and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, respectively, are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                                  /s/ Coopers & Lybrand L.L.P.
                                  COOPERS & LYBRAND L.L.P.



Saint Paul, Minnesota
September 12, 1997